EXHIBIT 5.1

June 29, 2010

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Re:	Allscripts-Misys Healthcare Solutions, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) filed on June 29, 2010 by Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares (the “Registered Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of June 9, 2010 (the “Merger Agreement”), by and among the Company, Arsenal Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Eclipsys Corporation, a Delaware corporation (“Eclipsys”), which provides, among other things, that Merger Sub will merge with and into Eclipsys, with Eclipsys surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”). The Registered Shares consist of (i) shares of Common Stock issuable at the effective time of the Merger (the “Closing Shares”) pursuant to (A) Section 1.5(c) of the Merger Agreement, relating to shares of Eclipsys outstanding at the effective time of the Merger, and (B) Section 5.6(c) of the Merger Agreement, relating to Stock Units (as defined in the Merger Agreement) that are converted at the effective time of the Merger into the right to receive shares of Common Stock, and (ii) shares of Common Stock issuable upon the exercise of options (the “Substitute Options”) that are converted at the effective time of the Merger into options to purchase shares of Common Stock pursuant to Section 5.6(a) of the Merger Agreement (the “Option Shares”). The Merger is subject to satisfaction or waiver of a number of conditions, including the approval by the Company’s stockholders of (i) an amendment (the “Charter Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) increasing the number of authorized shares of Common Stock and (ii) the issuance of the Registered Shares as contemplated by the Merger Agreement.

Allscripts-Misys Healthcare Solutions, Inc.

June 29, 2010

In rendering the opinions expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith, the Company Charter currently in effect, the Charter Amendment, the Amended and Restated By-laws of the Company currently in effect, and the resolutions of the Board of Directors of the Company dated June 8, 2010 relating to, among other things, the Registration Statement, the Merger Agreement, the Charter Amendment and the issuance of the Registered Shares. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and of such agreements, documents, certificates, statements of governmental officials and instruments and have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. Each Closing Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Charter Amendment and the issuance of the Registered Shares shall have been approved by the stockholders of the Company, (iii) the certificate of amendment to the Company Charter reflecting the Charter Amendment shall have been filed with the Secretary of State of the State of Delaware and become effective, (iv) the Merger shall have become effective under the Delaware General Corporation Law (the “DGCL”) and (v) a certificate representing such Closing Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto or, if the Closing Share is uncertificated, valid book entry notations will have been made in the share register of the Company, in each case in accordance with the terms of the Merger Agreement.

2. Each Option Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Charter Amendment and the issuance of the Registered Shares shall have been approved by the stockholders of the Company, (iii) the certificate of amendment to the Company Charter reflecting the Charter Amendment shall have been filed with the Secretary of State of the State of Delaware and become effective, (iv) the Merger shall have become effective under the DGCL and (v) a certificate representing such Option Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto or, if the Option Share is uncertificated, valid book entry notations will have been made in the share register of the Company, in each case in accordance with the terms of the related Substitute Option and any applicable agreement or plan.

Allscripts-Misys Healthcare Solutions, Inc.

June 29, 2010

This letter is limited to the DGCL and the federal laws of the United States of America. We express no opinion as to matters related to securities or “blue sky” laws of any jurisdiction or any rules or regulations thereunder (other than the federal laws of the United States of America).

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP